Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Nano Labs Ltd

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value $0.002 per share	(1)	Other	5,952,381	$4.76	$28,333,333.56	0.0001531	$4,337.83

Total Offering Amounts:							$28,333,333.56		4,337.83
Total Fees Previously Paid:									7,449.96
Total Fee Offsets:									4,337.83
Net Fee Due:									$0.00

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Offering Note(s)

(1)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share subdivisions, share dividends or similar transactions.

Represent 5,952,381 Class A Ordinary Shares registered for resale by the selling shareholders identified in the Registration Statement, which represent 5,952,381 Class A Ordinary Shares issuable upon the exercise of the Warrants.

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low prices of Class A Ordinary Share as reported on August 1, 2025, which was approximately $4.76 per share.